Exhibit 99.1

Freescale updates plans for Sendai fabrication facility

AUSTIN, Texas – April 5, 2011 – After completing the assessment of its Sendai, Japan wafer fabrication facility following the recent earthquake, Freescale Semiconductor today announced that it will not reopen the seriously damaged facility.

The March 11th 9.0 magnitude earthquake off the coast of Japan near Sendai caused extensive equipment and infrastructure damage to Freescale’s facility. The ongoing safety concerns, damage to infrastructure and other basic services in the region, compounded by numerous major aftershocks, prohibit Freescale from returning the facility to an operational level required for wafer fab production in a reasonable timeframe. Freescale believes the best way to serve its customers is to focus efforts on accelerating the 200mm transition to alternate facilities.

When the earthquake struck off the coast of Sendai, the factory immediately ceased operations and all employees were safely evacuated. Freescale subsequently confirmed that all of its employees and contractors had survived the earthquake and resulting tsunami. The company immediately commenced humanitarian efforts to assist its employees and their families. Freescale also began a preliminary assessment of the Sendai facility to determine the extent of the damage and how it might return to full or partial production in a safe and timely manner.

“In this time of devastating loss for many of our Sendai employees, we want to do what we can to help and to return some sense of stability to their lives,” said Rich Beyer, Freescale’s Chairman and CEO. “To that end, Freescale will compensate them through a salary continuation for an extended period of time, coupled with a comprehensive severance package.”

In April 2009, Freescale announced plans to close its Sendai operations in 2011. Prior to the earthquake and tsunami, the company planned to complete the closure of the facility in December 2011.

The Sendai facility produces microcontrollers, analog ICs and sensors products. In anticipation of the previously announced closure, Freescale has been building buffer inventory to support end-of-life products and the transfer of production from Sendai to Freescale’s other fabs and outside foundry partners. This buffer inventory has been stored in other Freescale facilities and was not affected by the events in Japan. In addition, some products produced in the Sendai facility have been qualified in other Freescale locations, while other products are in the process of being transferred.

Freescale is continuing to assess the impact of this natural disaster on its entire supply chain in an effort to minimize the effect on its customers’ operations and has initiated a number of actions to address supply gaps, including:

1.	Use of buffer inventories already built in anticipation of the previously announced Sendai factory closure;

2.	Partnering with customers to substitute compatible, alternate devices where viable;

3.	Production ramp of products already qualified in Freescale’s semiconductor fabrication facilities in Oak Hill, Texas and Chandler, Arizona, or foundry partners;

4.	Working with customers to accelerate the ongoing transition of products to Freescale’s other facilities or foundry partners; and

5.	Adding capacity earlier than planned for select technologies that are being transferred to Freescale’s alternate fabrication facilities.

The company continues to provide ongoing assistance to impacted Sendai employees and their families. These efforts include shipments of food, water, clothing and other emergency supplies, continuous payment of salaries to all Sendai employees, and formation of the Freescale Relief Foundation. More information regarding the Freescale Relief Foundation can be found on Freescale’s website at www.freescale.com/FreescaleReliefFoundation.

Sendai Background

Built in 1987, the Sendai fab was originally a joint venture of Toshiba and Motorola. Motorola’s Semiconductor Products Sector, now Freescale, acquired the property in 1999. There are approximately 600 employees at the Sendai facility. It is located approximately 130 kilometers (80 miles) west of the earthquake’s epicenter and approximately 25 kilometers (15 miles) inland from the Pacific coast of Japan. It is approximately 113 kilometers (70 miles) north of the Fukushima Daiichi nuclear plant.

Caution Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations concerning the impact on our business of the 9.0 magnitude earthquake off the coast of Japan near Sendai. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of these factors include the extent of the damage caused by the earthquake, our ability to move production to other facilities, the extent that buffer inventory meets customers’ needs and any negative impact on our global supply chain and vendors. We undertake no obligation to update any information contained in this press release.

About Freescale Semiconductor

Freescale Semiconductor is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial and networking markets. The privately held company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations around the world. www.freescale.com.

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Contacts:

Media

Robert Hatley

Freescale Semiconductor

(512) 996-5134

robert.hatley@freescale.com

Investors

Mitch Haws

Freescale Semiconductor

(512) 895-2454

mitch.haws@freescale.com

Freescale™ and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor, Inc. 2011.